                                                                     EXHIBIT 8.1



                         [LATHAM & WATKINS LETTERHEAD]



                                January   , 1995



Food 4 Less Supermarkets, Inc.

777 South Harbor Boulevard
La Habra, CA 90631


        Re: Food 4 Less Supermarkets, Inc.

            Registration Statement on Form S-4 (File Number 33-56451)

Ladies/Gentlemen:


     You have requested our opinion concerning the material federal income tax consequences of (i) the offers to exchange (a) 10.45% Senior Notes due 2000 of Food 4 Less Supermarkets, Inc. (the "Company") (the "Old F4L Senior Notes") for
new   % Senior Notes due 2004 of the Company and cash, and (b) 13.75% Senior
Subordinated Notes due 2001 of the Company (the "Old F4L Senior Subordinated Notes," and, together with the Old F4L Senior Notes, the "Old F4L Notes") for new 13.75% Senior Subordinated Notes due 2005 of the Company and cash, and (ii) the solicitation of consents to proposed amendments to the indentures under which the Old F4L Notes were issued, in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on November 14, 1994 (File No. 33-56451), as amended by Amendment No. 1 filed with the Commission on January 6, 1995 (collectively, the "Registration Statement").


     The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, it is our opinion that the material federal income tax consequences are accurately set forth under the heading "Certain Federal Income Tax Considerations" in the Registration Statement. No opinion is expressed as to any matter not discussed therein.

     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

     This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Certain Federal Income Tax Considerations."

                                          Very truly yours,